Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 89 to the Registration Statement on Form N-1A of Fidelity Devonshire Trust:
Fidelity Equity-Income Fund, Fidelity Real Estate Investment Portfolio, Fidelity Utilities Fund, and Spartan Long-Term Government Bond Fund, of our reports dated March 6, 1996 on the financial statements and financial highlights included in the January 31, 1996 Annual Reports to Shareholders of Fidelity Equity-Income Fund, Fidelity Real Estate Investment Portfolio, Fidelity Utilities Fund, and Spartan Long-Term Government Bond Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/ COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P
Boston, Massachusetts
March 18, 1996